EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact:	Dan Spaulding Spartan Stores (800) 435-9539	Waldo Yeager Seaway Food Town (419) 891-4207

SPARTAN STORES, INC. TO MERGE WITH SEAWAY FOOD TOWN, INC.
AND APPLY FOR LISTING ON NASDAQ NATIONAL MARKET

GRAND RAPIDS, Mich.--April 7, 2000--Grand Rapids-based Spartan Stores, Inc. and Toledo-based Seaway Food Town, Inc. (NASDAQ: SEWY) today announced that the companies have reached a definitive agreement to merge. According to Jim Meyer, Spartan Stores' President and Chief Executive Officer, the merger is a major step forward in expanding retail operations, a key strategy for Spartan Stores' long-term profitable growth. According to Rich Iott, Seaway's President and Chief Executive Officer, the merger should also strengthen Seaway's competitive position. Seaway, with 47 Food Town supermarkets and 26 The Pharm deep discount drugstores, will be Spartan Stores' largest supermarket chain, more than doubling the number of retail stores it operates.

Spartan Stores is a premier regional food retailer and distributor with pro forma sales and EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $3.0 billion and $75.5 million, respectively, for the trailing 12-month period ended January 1, 2000, giving pro forma effect to three acquisitions completed by Spartan Stores during the period. The merger will consolidate Seaway, a leading regional food retailer with approximately $680 million in sales and $32.6 million of EBITDA for the trailing 12-month period ended February 26, 2000, into Spartan's retail network. Seaway's EBITDA results do not include $710,000 (pre-tax) "one time" expenses, relating to the Company's strategic planning project, included and reported in fourth quarter, 1999. The acquisition will significantly expand Spartan Stores' retail presence into southeast Michigan and northwest Ohio.

Meyer stated, "We are impressed with the business Seaway's management and associates have built in the greater Toledo area. In our opinion, Seaway has built strong customer loyalty as the local supermarket in Toledo. We plan to focus our efforts on continuing Seaway's strong position in that market and the contributions it has made to the community." Iott commented, "We have been seeking a strategic partnership like this one. This is a great opportunity for Seaway and its customers, employees and shareholders. The merger with Spartan Stores makes Seaway part of a larger regional player with retail and wholesale expertise. This is the beginning to what we believe to be a very exciting future for the merged company."

Spartan Stores management expects annual synergies to exceed $6 million in the first full fiscal year ending March 31, 2002, increasing thereafter, primarily from purchasing leverage, volume efficiencies and corporate overhead cost reductions. Meyer said, "In this increasingly consolidating and competitive market, we have recognized the necessity of owning and operating retail stores. It enables Spartan to offer the best products and services at the best price to our own stores and our wholesale customers. As we seek to compete with the national supermarket chains and food distributors, Seaway will further

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expand our retail store base to 120 stores with 94 supermarkets and will strengthen our regional presence."

Under the terms of the merger agreement, Seaway shareholders will receive a cash payment of $5.00 per share and one share of Spartan Stores new common stock for each share of Seaway common stock. Seaway currently has approximately 6.7 million shares outstanding. Immediately prior to consummation of the merger, Spartan Stores' shareholders will exchange their existing shares of Spartan Stores Class A common stock for approximately 13.2 million shares of Spartan Stores new common stock. Upon consummation of the merger, Spartan Stores will have approximately 20 million shares of new common stock outstanding, with current Spartan Stores shareholders owning 66.5% and current Seaway shareholders owning the remaining 33.5%.

In connection with the merger, Spartan Stores will register its newly issued shares with the Securities and Exchange Commission and apply to list for trading on the Nasdaq National Market the approximately 20 million shares to be outstanding after consummation of the merger. "We are very pleased by the prospect of becoming a publicly traded company," Meyer said. "Being a publicly traded company provides access to a capital market that can help finance our future growth plans."

The boards of directors of both companies have approved the merger. The completion of the transaction is subject to certain customary regulatory approvals and conditions as well as the approval of both companies' shareholders at specially scheduled shareholder meetings. Seaway's Chairman Wallace Iott and his wife Jeanette Iott and Chief Executive Officer Rich Iott have agreed to vote shares representing 19.9% of the outstanding shares of Seaway in favor of the merger. Similar voting commitments have been provided by Spartan Stores' directors.

Spartan Stores, Inc. is a Grand Rapids, Michigan-based grocery retailer and wholesaler, providing products and services to 400 supermarkets in Michigan, Indiana and Ohio. Spartan's subsidiary companies include: Family Fare, Inc., which owns and operates 47 supermarkets in Michigan; L&L/Jiroch, J. F. Walker Company, Inc. and United Wholesale Grocery Company, which supply products to over 9,200 convenience stores in the Midwest; and Shield Insurance Services, which provides a full line of business and personal insurance offerings.

Seaway Food Town, Inc. is a leading food and drug retailer operating 73 retail units-47 Food Town Supermarkets and 26 deep discount drugstores operating under the name of The Pharm. All stores are located in northwestern and central Ohio and southeastern Michigan.

The parties are required to file documentation with the Securities and Exchange Commission concerning the transaction. WE URGE INVESTORS TO READ THE PROSPECTUS/JOINT PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Upon filing, investors will be able to obtain the documents free of charge at the SEC's Web site, www.sec.gov. In addition, documents filed with the SEC by Spartan Stores will be available free of charge by directing a request to the Secretary of Spartan Stores, Inc. at 850 76th Street S.W., P.O. Box 8700, Grand Rapids, Michigan 49518. Documents filed with the SEC by Seaway Food Town will be available free of charge by directing a request to the Secretary of Seaway Food Town, Inc. at 1020 Ford Street, Maumee, Ohio 43537. Spartan Stores, its directors, executive officers and certain other members

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of Spartan Stores' management and employees may be soliciting proxies from Spartan Stores shareholders in favor of the merger transition. Information concerning the participants will be set forth in the Prospectus/Joint Proxy Statement when it is filed with the SEC. Seaway, its directors, executive officers and certain other members of Seaway management and employees may be soliciting proxies from Seaway shareholders in favor of the merger transaction. Information concerning the participants will be set forth in the Prospectus/Joint Proxy Statement when it is filed with the SEC.

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FORWARD-LOOKING STATEMENTS

This news release contains estimates, projections and other forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings and other synergies from the merger might not be fully realized or realized within the expected time frame; (2) revenues following the merger may be lower than expected; (3) competitive pressures among food retail and distribution companies may increase significantly; (4) costs or difficulties related to the integration of the business may be encountered; (5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally or in the states in which the combined company will operate; (7) legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged; (8) approvals by certain regulatory bodies or by each company's shareholders may not be obtained; and (9) the combined company may not meet the listing requirements of the Nasdaq National Market.